Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

FIRST QUARTER 2020 EARNINGS (UNAUDITED)

Berwick, Pennsylvania – April 30, 2020 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income of $2,053,000 for the first quarter of 2020. Net income per share was $0.35 while dividends totaled $0.27 per share for the three months ended March 31, 2020. Net income decreased by $190,000 or 8.5% as compared to the same period in 2019. The decrease was primarily due to $467,000 in net securities losses for the first quarter of 2020 as compared to $103,000 in net securities gains for the same period in 2019.

Total interest income increased by $254,000 or 2.7% as compared to March 31, 2019. The increase was primarily due to positive loan growth, predominantly in the Commercial Real Estate portfolio, which contributed to the $684,000 increase in total interest and fees on loans. The increase in interest on loans was offset by an increase in interest paid on deposits of $506,000 or 36.7% due to increased deposit balances as compared to the same period in 2019.

Non-interest income, excluding net securities losses, was $46,000 or 3.3% higher for the three months ended March 31, 2020 as compared to the same period in 2019. Service charges and fees on deposits and ATM and debit card income increased by $7,000 for the three months ended March 31, 2020 as compared to March 31, 2019. Gains on sales of mortgage loans increased by $53,000 for the first quarter of 2020. Net securities losses for the three months ended March 31, 2020 of $467,000 were realized mainly due to $538,000 in losses on marketable equity security market value fluctuations.

Non-interest expense increased during the three months ended March 31, 2020 to $5,915,000, an increase of $60,000 over the same period in 2019. The increase was the result of increases in salaries and employee benefits, mainly due to performance salaries increases, and increases in commissions and referral fees associated with loan growth and retail non-deposit activity. These increases were offset by decreases in non-interest expense associated with FDIC insurance expense due to the small bank assessment credits awarded in the first quarter of 2020 and a decrease in media advertising expenses.

Income tax expense increased $59,000 in 2020, as compared to the same period in 2019, due to less income from investments in and loans to tax-exempt state and local government entities. In addition, the Corporation recognized $101,000 of tax credits from low-income housing partnerships in 2020 and 2019.

Total assets increased to $1,027,207,000 at March 31, 2020, an increase of $36,439,000 or 3.7% as compared to March 31, 2019, due to growth in net loans.

Net loans increased $43,216,000 or 7.1%, while deposits increased $37,377,000 or 5.4% at March 31, 2020 as compared to March 31, 2019. Stockholders’ equity increased $8,788,000 or 7.2% principally due to increases in retained earnings and accumulated other comprehensive income.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.